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                                                                    EXHIBIT 23.2


  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1995 Stock Option and Restricted Stock Plan and the 2004 Equity Incentive Plan of Adeza Biomedical Corporation of our report dated March 8, 2004 (except for Note 12, as to which the date is August 4, 2004 and except for the sixth paragraph of Note 1, as to which the date is October 13, 2004) with respect to the financial statements of Adeza Biomedical Corporation included in its Registration Statement (Form S-1 No. 333-118012) and related Prospectus, filed with the Securities and Exchange Commission on December 10, 2004.


/s/ ERNST & YOUNG LLP

Palo Alto, California
January 31, 2005